SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-A/A

                                (Amendment No. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            Cordant Technologies Inc.
             (Exact name of registrant as specified in its charter)


                Delaware                               36-2678716
        (State of incorporation)            (IRS Employer Identification No.)

                         15 W. South Temple, Suite 1600
                         Salt Lake City, Utah 84101-1532
               (Address of principal executive offices) (Zip Code)

     If this form relates to the             If this form relates to the
     registration of a class of              registration of a class of
     securities pursuant to Section          securities pursuant to Section
     12(b) of the Exchange Act and is        12(g) of the Exchange Act and is
     effective pursuant to General           effective pursuant to General
     Instruction A.(c), please check         Instruction A.(d), please check
     the following box. [X]                  the following box. [ ]

Securities Act registration statement file number to which this form relates:
               ----------------------
               (If applicable)

        Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                 Name of Each Exchange on Which
         to be so Registered                 Each Class is to be Registered
    -------------------------------        ----------------------------------

    Preferred Share Purchase Rights            New York Stock Exchange
                                               Chicago Stock Exchange


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)


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            The undersigned registrant hereby amends Items 1 and 2 of its
Registration Statement on Form 8-A (File No. 1-06179), filed with the Securities and Exchange Commission (the "SEC") on May 28, 1997 (the "Form 8-A"), as amended by Amendment No. 1 thereto, filed with the SEC on March 20, 1998, as set forth below.

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            Item 1 of the Form 8-A is hereby amended to read in its entirety as follows:

            Cordant Technologies Inc. (the "Company") and First Chicago Trust Company of New York (the "Rights Agent") entered into Amendment No. 1 (the "First Amendment"), dated as of March 14, 2000, to the Rights Agreement, dated as of May 22, 1997, between the Company and the Rights Agent (the "Rights Agreement"). On May 22, 1997, the Board of Directors of the Company (the "Board") declared a dividend of one preferred share purchase right (a "Right") for each share of common stock, par value $1.00 per share ("Common Shares"), of the Company outstanding on May 30, 1997 to the stockholders of record on that date. The description and terms of the Rights, giving effect to a two-for-one stock split in the form of a stock dividend paid on March 13, 1998 (the "Stock Split"), is set forth in Item 1 of Amendment No. 1 on Form 8-A/A, filed with the SEC on March 20, 1998, to the Form 8-A, and is incorporated herein by reference. The Rights Agreement was filed as Exhibit 4 to the Form 8-A and is incorporated herein by reference.

            FIRST AMENDMENT TO RIGHTS AGREEMENT. The Company and the Rights Agent entered into the First Amendment in connection with the Agreement and Plan of Merger, dated as of March 14, 2000, among Alcoa Inc., a Pennsylvania corporation ("Alcoa"), Omega Acquisition Corp., a Delaware corporation and a wholly-owed subsidiary of Alcoa ("Merger Sub"), and the Company (as it may be amended or supplemented from time to time, the "Merger Agreement") pursuant to which (a) Merger Sub commenced, on March 20, 2000, an offer (as described and defined in the Merger Agreement, the "Offer") to purchase for cash all of the issued and outstanding Common Shares and the associated Rights and (b) following completion of the Offer, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation in the merger (as described and defined in the Merger Agreement, the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement.

            The First Amendment provides, among other things, that neither Alcoa nor Merger Sub shall become an Acquiring Person (as defined in the Rights Agreement, as amended), nor shall a Distribution Date (as defined in the Rights Agreement, as amended) occur, as a result of (i) the execution, delivery or performance of the Merger Agreement, (ii) the announcement, making or consummation of the Offer,
(iii) the acquisition of Common Shares pursuant to the Offer or the Merger or
(iv) the consummation of the Merger or any other transaction contemplated by the Merger Agreement.

            The First Amendment also provides that the registered holder of any Right Certificate (as defined in the Rights Agreement, as amended) may exercise the Rights evidenced thereby (except as otherwise provided in the Rights Agreement, as amended) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price (as defined in the Rights Agreement, as amended) for each one two-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (a) the earlier of (i) the close of business on May 30, 2007 and (ii) the time immediately prior to the consummation of the Offer, (b) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement, as amended, or (c) the time at which such Rights are exchanged as provided in Section 24 of the Rights Agreement, as amended.

            The First Amendment also provides that Section 13 of the Rights Agreement, as amended, relating to changes in the terms of the Rights as a result of certain consolidations, mergers or sales or transfers of 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole), will not apply to the Merger.

            The foregoing summary description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 2 hereto and is incorporated herein by reference.


Item 2.  EXHIBITS.

      Item 2 of the Form 8-A is hereby amended to read in its entirety as follows:

      1. Rights Agreement, dated as of May 22, 1997, between Cordant Technologies Inc. (formerly named Thiokol Corporation) and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4 to Cordant Technologies Inc.'s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 28, 1997).

      2. Amendment No. 1, dated as of March 14, 2000, to Rights Agreement, dated as of May 22, 1997, between Cordant Technologies Inc. and First Chicago Trust Company of New York, as Rights Agent (filed herewith).





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


                                    SIGNATURE


            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  March 22, 2000

                                    CORDANT TECHNOLOGIES INC.

                                    By:  /s/ Edwin M. North
                                         ---------------------------------
                                         Name:    Edwin M. North
                                         Title:   Vice President and
                                                  Corporate Secretary














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


                                  EXHIBIT LIST


No.
---

1. Rights Agreement, dated as of May 22, 1997, between Cordant Technologies Inc. (formerly named Thiokol Corporation) and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4 to Cordant Technologies Inc.'s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 28, 1997).

2. Amendment No. 1, dated as of March 14, 2000, to Rights Agreement, dated as of May 22, 1997, between Cordant Technologies Inc. and First
   Chicago Trust Company of New York, as Rights Agent (filed herewith).









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